                      CERTIFICATE OF LIMITED PARTNERSHIP

                                      OF

                             WINCUP HOLDINGS, L.P.


     THIS CERTIFICATE OF LIMITED PARTNERSHIP of Wincup Holdings, L.P. (the "Partnership"), dated October 20, 1995 (the "Certificate"), is made and filed by WinCup Holdings, Inc., as general partner, (hereinafter sometimes referred to as the "General Partner"), on behalf of the Partnership.

     This Certificate is duly executed and is being filed in accordance with the provisions of 6 Del. Section 17-201.

     1.   NAME. The name of the Partnership is WinCup Holdings, L.P.

     2. ADDRESS OF THE REGISTERED OFFICE AND NAME AND ADDRESS OR REGISTERED AGENT FOR SERVICE OF PROCESS. The address of the Partnership in the State of Delaware is 314 South State Street, Dover, Delaware 19901, and the name of the registered agent for services of process at such address is Capitol Corporate Services, Inc.

     3. NAME AND BUSINESS ADDRESS OF THE GENERAL PARTNER. The General Partner of the Partnership is WinCup Holdings, Inc. The business address of the General Partner is 7980 West Buckeys Road, Phoenix, Arizona 85043.


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     IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Limited Partnership this 20th day of October 1995.

                                        GENERAL PARTNER:


                                        WINCUP HOLDINGS, INC.


                                        By:/s/ Michael T. Kennedy
                                           ----------------------------------
                                           Michael T. Kennedy
                                             President

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